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                                                                    EXHIBIT 99.8

                              MAGMA COPPER COMPANY



November 30, 1995



Warburg Pincus Capital Company, L.P.
66 Lexington Avenue
New York, New York 10017

Attention:  General Counsel
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          Re:  Tender Agreement
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Dear Sir or Madam:

          Reference is made to that certain Standstill Agreement (the "Agreement"), dated as of November 30, 1988 between you ("Warburg") and Magma Copper Company (the "Company"). This letter sets forth our understanding with respect to the following matters:

          1. The Company and Warburg waive the requirement set forth in the Agreement that the Company obtain a fairness opinion from two nationally recognized investment bankers in connection with a Business Combination (as defined in the Agreement).

          2. The Company waives the restrictions set forth in the Standstill Agreement to the extent necessary to permit Warburg to enter into and perform the Tender Agreement (the "Tender Agreement"), dated as of December 1, 1995 by and between Warburg and The Broken Hill Proprietary Company Limited, a Victoria, Australia corporation ("Offeror"), whereby Warburg has agreed (a) to validly tender all of its shares of capital stock of the Company pursuant to a tender offer by Offeror for the capital stock of the Company at a price of $28 per share of common stock or common stock equivalent and (b) to vote in favor of a merger of Sub with and into the Company.
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          This Letter Agreement is expressly conditioned upon receipt by the
Company of a duly executed counterpart of this letter.

                              Very truly yours,

                              MAGMA COPPER COMPANY


                              By:  /s/ J. Burgess Winter
                                 -----------------------------
                                    Name:  J. Burgess Winter
                                    Title: President and Chief
                                           Executive Officer

Accepted and Agreed to this
30th day of November, 1995

WARBURG PINCUS CAPITAL
COMPANY, L.P.


By:  WARBURG, PINCUS & CO.,
     General Partner

     By:  /s/ John Vogelstein
        -----------------------
          Name: John Vogelstein
          Title: